Exhibit 99(a)(5)

NEWS RELEASE
For information contact:
Jon Grisham
(914) 888-8100

FOR IMMEDIATE RELEASE
November 17, 2011

ACADIA REALTY TRUST ANNOUNCES
REPURCHASE OPTION NOTIFICATION FOR 3.75% CONVERTIBLE SENIOR NOTES

WHITE PLAINS, NY, November 17, 2011 – Acadia Realty Trust (NYSE: AKR) (the “Company”) today announced that it is notifying holders of its outstanding 3.75% Convertible Notes due 2026 (the “Notes”) that, pursuant to the terms of the Notes and the indenture governing the Notes, they have the option to require the Company to purchase, on December 20, 2011 (the “Optional Repurchase Date”), all or a portion of their Notes (the “Repurchase Option”) at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Optional Repurchase Date.  The Company will pay for any Notes validly surrendered and not validly withdrawn with cash.

The opportunity to surrender the Notes for purchase pursuant to the Repurchase Option commences tomorrow, November 18, 2011, at 9:00 a.m. New York City time and expires at 5:00 p.m., New York City time, on December 16, 2011, which is the second business day immediately preceding the Optional Repurchase Date. Holders may withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on December 16, 2011, which is the second business day immediately prior to the Optional Repurchase Date.

As required by the rules of the Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO with the SEC.  The Tender Offer Statement will include a notice to holders from the Company (the “Issuer Repurchase Option Notice”) specifying the terms and conditions of the Repurchase Option and the procedures to exercise the Repurchase Option.  Holders of Notes are strongly encouraged to read the Issuer Repurchase Option Notice and other relevant documents filed with the SEC before making a decision relating to the Repurchase Option.

None of the Company, its board of trustees or its employees have made or are making any representation or recommendation to any holder as to whether or not to surrender Notes pursuant to the Repurchase Option.

U.S. Bank National Association is acting as paying agent for the Repurchase Option. Copies of the Issuer Repurchase Option Notice and additional information relating to the Repurchase Option may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the ownership, management and redevelopment of high-quality retail properties and urban/ infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in the Midwestern United States. Acadia owns, or has an ownership interest in, 95 properties through its core portfolio and three opportunistic/ value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty.  Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2011 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to:  (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com.   Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.